Exhibit 10.1

April 1, 2021

John Watters
(Via Email)

Dear John,

FireEye Inc., a Delaware corporation (the "Company"), is pleased to offer you employment on the following terms:

1.    Title. You will be employed as President and Chief Operating Officer, reporting to the Company’s Chief Executive Officer. This is a full-time position.

2.    Cash Compensation. You will receive an annual base salary of $600,000 per year, payable in accordance with the Company’s normal payroll practices and subject to normal withholding taxes. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company under the Company’s Employee Incentive Plan (the “Incentive Plan”) or any successor plan. The bonus (if any) will be awarded based on objective and/or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable. Your initial annual target bonus will be equal to $600,000, bringing your total target cash compensation to $1,200,000 per year. The bonus is currently scheduled to be paid annually, and only if you are still employed by the Company at the time of payment. The terms and conditions of your bonus will be set forth in the Incentive Plan. The determinations of the Board and/or the Compensation Committee, as applicable, with respect to your bonus will be final and binding. Your cash compensation for 2021 will be pro-rated based on your first day of employment with the Company (your “Start Date”).

3.    Employee Benefits. You will be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company so long as such plans are kept in force by the Company and provided you meet the eligibility requirements and other terms, conditions, and restrictions of such respective plans and programs.

4.    Equity Awards.

(a)    RSU Award.  Management of the Company (“Management”) will recommend that the Compensation Committee grant you restricted stock units convertible into 225,000 shares of the Company's Common Stock (the “RSUs”). The RSUs will be granted pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and will be subject to the Company’s standard form of award agreement and Compensation Committee approval after the commencement of your employment. The RSUs will vest over a four year period from February 15, 2021, with 25% of the RSUs vesting on February 15, 2022 and 6.25% of the RSUs vesting each quarter thereafter over the remaining three years, in each case subject to your continued service to the Company through the applicable vesting date.

(b)    Initial PSU Award.  Management will also recommend that the Compensation Committee grant you restricted stock units with performance-based vesting for a target of 225,000 shares of the Company’s Common Stock (the “Initial PSUs”). The Initial PSUs will be granted pursuant to the 2013 Plan and will be subject to performance-based vesting as shall be approved by the Compensation Committee and set forth in your award agreement. Management will recommend that the Initial PSUs be tied to company performance measures for each of the FY2021-FY2023 performance years (i.e., 1/3 of the Initial PSUs being tied to FY2021 company performance, 1/3 being tied to FY2022 company performance, and 1/3 being tied to FY2023 company performance), in each case with the payout for a performance year vesting in full on the February 15th after the performance year and subject to your continued service to the Company through the applicable vesting date.

(c)    Additional PSU Award.  In addition, Management will recommend that the Compensation Committee grant you restricted stock units with performance-based vesting for a target of 300,000 shares of the Company’s Common Stock (the “Additional PSUs”). The Additional PSUs will be granted pursuant to the 2013 Plan and will be subject to performance-based vesting as shall be approved by the Compensation Committee and set forth in your award agreement. Management will recommend that (i) 100,000 shares under the Additional PSUs vest upon the first date, if any, after the date hereof on which the Company 30-Day Average Stock Price (as defined below) is equal or greater than $25.00, (ii) 100,000 shares under the Additional PSUs vest upon the first date, if any, after the date hereof on which the Company 10-Day Average Stock Price (as defined below) is equal or greater than $30.00, (iii) 50,000 shares under the Additional PSUs vest upon the first date, if any, after the date hereof on which the Company 10-Day Average Stock Price is equal or greater than $35.00, and (iv) 50,000 shares under the Additional PSUs vest upon the first date, if any, after the date hereof on which the Company 10-Day Average Stock Price is equal or greater than $40.00, in each case subject to your continued service to the Company through the applicable vesting date. As used herein, (i) the term “Company 30-Day Average Stock Price” shall mean, as of any measurement date, the price determined by calculating the average of the daily volume weighted average prices of a share of the Company's common stock on the NASDAQ Global Select Market as determined on each day of the thirty (30) consecutive trading days ending on and including the last trading day prior to such measurement date, and (ii) the term “Company 10-Day Average Stock Price” shall mean, as of any measurement date, the price determined by calculating the average of the daily volume weighted average prices of a share of the Company's common stock on the NASDAQ Global Select Market as determined on each day of the ten (10) consecutive trading days ending on and including the last trading day prior to such measurement date. On the fourth anniversary of the Start Date, any portion of the Additional PSUs that have not theretofore vested will be automatically forfeited. If a Change in Control (as defined in the 2013 Plan) occurs prior to the fourth anniversary of the Start Date and before all the Additional PSUs are vested, the per share amount payable in the Change in Control will determine the applicable average stock price for any unearned milestone as of the Change in Control and any unvested portion of the Additional PSUs as of the Change in Control will automatically forfeit. Notwithstanding anything to the contrary contained in the Severance Policy (as defined below), in the event your employment terminates as a result of an Involuntary Termination (as defined in the Severance Policy), any portion of the Additional PSUs that have not theretofore vested will be automatically forfeited as of immediately prior to such event and will not accelerate or vest pursuant to the Severance Policy.

5.    Severance & Change of Control Benefits. Upon your employment with the Company, you will be designated as an officer as such term is used the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”). As a Section 16 Officer, you are eligible for benefits in the Company’s Change of Control Severance Policy for Officers and your participation agreement thereunder (the “Severance Policy”). The Severance Policy and participation agreement is attached to this letter as Exhibit A.

6.    Insider Trading. The Company’s insider trading policy applies to all of our employees, directors and consultants and our affiliates. The insider trading policy prohibits you from buying or selling shares when you have “inside information.” Inside information is material information about us that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell shares. You will be eligible to participate in any plan that is established to permit employees to automatically buy or sell shares during periods when they possess inside information.

7.     Tax Matters.

(a)    Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Section 409A. The Company intends that all payments and benefits provided under this offer letter or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, the Board or the Compensation Committee related to tax liabilities arising from your compensation.

8.    Eligibility. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard invention assignment and proprietary information agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. I have attached a copy of this agreement for your review.

9.    At Will Employment. It is our desire that our association be long-lasting and mutually rewarding. You should, however, understand that all employees are employed “at will”, which means that each employee, as well as the Company, has the right to terminate the employment relationship at any time for any reason, with or without cause and your duties and responsibilities are subject to change at any time.

10.    No External Consulting. By signing this letter, you agree that as long as you are employed at the Company, you will not consult for other companies or organizations, even if they are deemed as non-competitive to the Company. Any external consulting agreement you undertake must be approved in writing by the Company’s Chief Executive Officer.

11.    No Conflict.    By signing this letter, you confirm that you have not entered into any agreement either written or oral in conflict with this Agreement or employment with Company and that you will not violate any agreement with or rights of any third party, or use or disclose any third party’s confidential information or intellectual property, when acting within the scope of your employment or otherwise on behalf of the Company

12.    Entire Agreement. This letter and the documents referred to herein constitute the entire agreement and understanding between you and the Company with respect to the subject matter described in this letter, and supersede and replace any prior understandings or agreements, whether oral or written, between you and the Company regarding such subject matter.

13.    Expiration and Contingency of Offer. This offer shall expire on April 2, 2021 and is contingent on your signing the Company’s standard invention assignment and proprietary information agreement, eligibility for employment under the Immigration and Reform Control Act of 1986, and your successful completion of a background check. If you are not eligible for employment or do not pass the background check, this offer of employment will be rescinded. The Company reserves the right to obtain relevant background reports at any time after receipt of your authorization and, if you are hired or engaged by the Company, any time throughout your employment or contract period.

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me. We are delighted that you will be joining our team. We believe you will make an outstanding contribution to the Company and we are looking forward to working with you. If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Kevin Mandia

Kevin Mandia
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ John Watters
(Sign Name)

John Watters
(Print Name)

Date: April 1, 2021

Start Date: April 5, 2021

Exhibit A

Change of Control Severance Policy for Officers

(adopted and effective July 30, 2013)

This Change of Control Severance Policy for Officers (the “Policy”) is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Policy is maintained and the required summary plan description for the Policy.

Eligible Employee: With respect to the Change of Control Severance Benefits described in the following section, you are an eligible employee under this Policy (an “Eligible Employee”) if, as of immediately prior to the beginning of the Change of Control Period (as defined below) of FireEye, Inc. (the “Company”), (1) you are an employee at the Vice President or Senior Vice President level at grade 13 or above; and (2) you and the Company have executed a Participation Agreement (as defined below).

With respect to Severance Benefits Outside of the Change of Control Period described below, you are an Eligible Employee if, on the date that the Company terminates your employment other than for Cause, death or disability outside of the Change of Control Period (as defined below), (1) you are an employee at the Vice President or Senior Vice President level at grade 13 or above; and (2) you and the Company have executed a Participation Agreement.

Change of Control Severance Benefits: If you are an Eligible Employee for Change of Control Severance Benefits (as specified above), you will be eligible for severance benefits under this Policy if: (1) during the Change of Control Period, (2) your employment terminates as a result of an Involuntary Termination (a “COC Qualified Termination”). If, and only if, you are such an Eligible Employee and your employment terminates as a result of a COC Qualified Termination, you will be eligible to receive the applicable Equity Vesting, Cash Severance and COBRA Benefit described herein. All severance benefits under this Policy shall be subject to your compliance with the Release Requirement (as defined below).

Equity Vesting: Upon a COC Qualified Termination, subject to the Release Requirement, 100% of the then-unvested shares subject to each of your then-outstanding equity awards shall immediately vest and, in the case of options and stock appreciation rights, shall become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and, with respect to an option or stock appreciation right, become exercisable pursuant to this provision). For purposes of this paragraph, unvested performance-based awards will vest at the maximum level of achievement. Subject to any payment delay necessary to comply with Section 409A (as defined below), any restricted stock units, performance shares and/or performance units that vest under this paragraph will be settled on the 61st day following your Qualified Termination.

Cash Severance: Upon a COC Qualified Termination, subject to the Release Requirement, you will receive a lump-sum severance payment equal to (A) the pro-rata portion of your target bonus based on the number of days you had been employed with the Company (or its successor) during the fiscal year of the Qualified Termination (the “Pro-Rated Bonus”), plus (B) an amount of your Base Salary that would be paid for a period of twelve (12) months. Subject to any payment delay necessary to comply with Section 409A (as defined below), your severance payment will be paid in cash and in full on the 61st day following your Qualified Termination. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

COBRA Benefit: Upon a COC Qualified Termination, subject to the Release Requirement, if you make a valid election under COBRA (as defined below) to continue your health coverage, the Company will for 12 months pay the cost of such continuation coverage for you and any eligible spouse or dependents that were covered under the Company’s health care plans immediately prior to the date of your eligible termination (“COBRA Benefit”). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide you a taxable lump-sum payment in an amount equal to 12 months of the COBRA Benefit multiplied by the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage). If the Company provides for a taxable cash payment in lieu of the COBRA Benefit, then such cash payment will be made regardless of whether you elect COBRA continuation coverage and such payment shall be made in full on the 61st day following your termination of employment, subject to the Release Requirement and the Section 409A paragraph.

Severance Benefits Outside of the Change of Control Period: If you are an Eligible Employee for Severance Benefits Outside of the Change of Control Period (as specified above), you will be eligible for severance benefits under this paragraph if (1) outside of the Change of Control Period, (2) the Company terminates your employment other than Cause, death or disability (a “Non-COC Qualified Termination”). If, and only if, you are such an Eligible Employee and your employment terminates as a result of a Non-COC Qualified Termination, then (x) for a Section 16 Officer (as defined below), you will be eligible to receive the Cash Severance and COBRA Benefit described above, except that the Cash Severance will not include the Pro-Rated Bonus; and (y) for an Eligible Employee other than a Section 16 Officer, you will be eligible to receive fifty percent (50%) of the Cash Severance and six (6) months of the COBRA Benefit described above, except that the Cash Severance will not include the Pro-Rated Bonus. For the avoidance of doubt, there shall be no Equity Vesting as a result of a Non-COC Qualified Termination. All severance benefits under this paragraph shall be subject to your compliance with the Release Requirement.

Release: The receipt of any severance payments or benefits pursuant to this Policy is subject to your signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following your Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits be paid or provided until the Policy until the Release actually becomes effective and irrevocable.

For purposes of this Policy, the following terms shall have the following meanings:

“Base Salary” means your annual base salary as in effect immediately prior to your Qualified Termination date or, if greater, at the level in effect immediately prior to the Change of Control.

“Board” means the Board of Directors of the Company.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) your material breach of any material agreement between you and the Company; (c) your material failure to comply with the Company’s material written policies or rules; (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (e) your gross negligence or willful misconduct in the performance of your duties; (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Chief Executive Officer; or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” will not be deemed to exist in the event of subsections (b), (c) or (f) above unless you have been provided with (i) 30 days’ written notice by the Board of the act or omission constituting “Cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

“Change of Control” means the occurrence of any of the following events:

A. Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

B. Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (B), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

C. Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

“Change of Control Period” means the period three (3) months prior to, and twelve (12) months following, a Change of Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Effective Date” means July 30, 2013.

“Good Reason” means your resignation after one of the following conditions has come into existence without your consent: (a) a material reduction in your duties, authority, reporting relationship, or responsibilities (for illustrative purposes, (x) for an Eligible Employee that is or had been the Chief Executive Officer of the Company, not reporting to the board of directors of the ultimate parent company shall be considered a material reduction in reporting relationship, (y) for Eligible Employees (other than the Chief Executive Officer of the Company) that report or had reported to the Chief Executive Officer of the Company at any time prior to a Change of Control, your not directly reporting to the Chief Executive Officer of the Company or after a Change in Control your not reporting directly to the individual who was the Chief Executive Officer of the Company as of immediately prior to the Change of Control, in each case, shall be considered a material reduction in your duties, authority, reporting relationship, or responsibilities for purposes of sub-section (a)); (b) a material reduction in your annual cash compensation; (c) a requirement that you relocate to a location more than twenty (20) miles from your then-current office location; (d) a material breach by the Company of your employment agreement or any other agreement between you and the Company; or (e) a failure by any successor entity to assume this Policy.

“Involuntary Termination” means either (a) a termination of employment by the Company other than for Cause, death or disability; or (b) your resignation for Good Reason.

“Participation Agreement” means an agreement in substantially the form attached hereto as Exhibit A.

“Qualified Termination” means either a COC Qualified Termination or a Non-COC Qualified Termination. “Section 16 Officer” means an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.

In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Parachute Payments.

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee’s stock awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

Determination of Excise Tax Liability. The Company shall select a professional services firm to make all of the determinations required to be made under these paragraphs relating to “Parachute Payments”. The Company shall request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to “Parachute Payments”, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee shall furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to “Parachute Payments”. The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to “Parachute Payments”. Any such determination by the firm shall be binding upon the Company and the Eligible Employee, and the Company shall have no liability to the Eligible Employee for the determinations of the firm.

Administration: The Policy will be administered by the Compensation Committee of the Board or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy, and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees: The Company and each Eligible Employee bear their own attorneys’ fees incurred in connection with any disputes between them, except that if an Eligible Employee is successful in any such dispute, the Company agrees to pay Eligible Employee’s reasonable and documented legal fees associated with the dispute.

Exclusive Benefits: Except as may be set forth in your Participation Agreement, this Policy is intended to be the only agreement between you and the Company regarding any severance payments or benefits to be paid to you on account of a termination of employment whether unrelated to, concurrent with, or following, a Change of Control. Accordingly, by executing your Participation Agreement, you hereby forfeit and waive any rights to any severance or change of control benefits set forth in any employment agreement, offer letter and/or equity award agreement, except as set forth in this Policy and/or in your Participation Agreement.

Withholding: The Company is authorized to withhold from any payments or benefits all federal, state, local and taxes required to be withheld therefrom and any other required payroll deductions.

Amendment or Termination: The Company reserves the right to amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding, (a) any amendment to the Policy that causes an individual or group of individuals to cease to be an Eligible Employee will not be effective unless it is both approved by the Administrator and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination, and (b) no amendment or termination of the Policy shall be made within 24 months following a Change of Control to the extent that such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination). Any amendment or termination of the Policy will be in writing. Any action of the Company in amending or terminating the Policy will be taken in a non-fiduciary capacity.

Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Additional Information.

Plan Name:	FireEye, Inc.
Change of Control Severance Policy for Officers

Plan Sponsor:	FireEye, Inc.
601 McCarthy Boulevard, Milpitas, CA, 95035

Identification Number:	550

Plan Year:	Company’s Fiscal Year

Plan Administrator:	FireEye, Inc.
Attention: Administrator of the FireEye, Inc.
Change of Control Severance Policy for Officers
601 McCarthy Boulevard
Milpitas, CA 95035

Agent for Service of
Legal Process:	FireEye, Inc.
Attention: General Counsel
601 McCarthy Boulevard
Milpitas, CA 95035

Service of process may also be made upon the Plan Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Policy is paid by the Company.

Statement of ERISA Rights.

Policy Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Change of Control Severance Policy for Officers
Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between John Watters on the one hand, and FireEye, Inc. (the “Company”) on the other.

RECITALS

The Company adopted a Change of Control Severance Policy for Officers (the “Policy”) to assure that the Company will have the continued dedication and objectivity of the participants in the Policy, notwithstanding the possibility, threat or occurrence of a Change of Control.

The Company has designated you as eligible for protection under the Policy and this Agreement, subject to your qualifying as an Eligible Employee under the Policy on the date of a Qualified Termination.

Unless otherwise defined herein, the terms defined in the Policy, which is hereby incorporated by reference, shall have the same defined meanings in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Participation.

You have been designated as an Eligible Employee in the Policy, a copy of which is attached hereto, subject to your satisfying the criteria of being an Eligible Employee on the date of a Qualified Termination. Your participation in the Policy is contingent upon your agreeing to the terms of this Policy.

The terms and conditions of your participation in the Policy are as set forth in the Policy.

Other Provisions.

Notwithstanding anything to the contrary contained in the Policy, in the event your employment terminates as a result of an Involuntary Termination, any portion of the Additional PSUs (as defined in your written offer letter with the Company dated April 1, 2021 (the “Offer Letter”)) that have not theretofore vested will be automatically forfeited as of immediately prior to such event and will not accelerate or vest pursuant to the Policy.

You agree that the Policy and the provisions in the Offer Letter constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance payment and/or change of control provisions of any agreement (other than the provisions in the Offer Letter) entered into between the you and Company.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FIREEYE, INC.	JOHN WATTERS

By: /s/ Barbara Massa	Signature: /s/ John Watters

Date: April 5, 2021	Date: April 5, 2021

[Signature Page of the Participation Agreement]